Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS THIRD QUARTER RESULTS
Free Cash Flow of Approximately $21.9 Million in Q3 and $70.2 Million Year-to-Date;
41.8% EBITDA Margin Achieved
Tempe, AZ — November 4, 2009 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the third quarter ended September 30, 2009.
Non-GAAP Third Quarter 2009 vs. Non-GAAP Third Quarter 2008
•	Total revenues were $92.1 million, down 30.6% from $132.8 million;

•	Lease revenues decreased 31.2% to $82.1 million from $119.3 million;

•	Lease revenues comprised 89.2% of total revenues compared to 89.9% during the 2008 third quarter;

•	Sales revenues were $9.5 million, a 24.2% decrease from $12.5 million;

•	Margins on sales of units increased 2.9 percentage points to 34.5% from 31.6%;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) margins were 42% for both periods;

•	EBITDA decreased 30.8% to $38.5 million from $55.7 million;

•	Net income was $9.1 million compared to $17.1 million; and,

•	Diluted earnings per share (“EPS”) were $0.21 and $0.40 for the current and prior year’s third quarter, respectively.
Non-GAAP results for the third quarter of 2009, (i.e. EBITDA, EBITDA margin, and free cash flow) exclude approximately $1.5 million in integration, merger and restructuring expenses which represent expenses in conjunction with the continued restructuring of our operations. Non-GAAP reconciliation tables are on page 6, and show the effects of these expenses to comparable GAAP figures.
Other Third Quarter 2009 Highlights
•	Free cash flow totaled $21.9 million compared to $3.6 million in the same period of 2008;

•	We used free cash flow and other funds to pay down debt by an additional $29.2 million;

•	Yield (total lease revenues per unit on rent) increased 3.8% from the second quarter of 2009, primarily due to an increase in trucking and ancillary revenues;

•	Average utilization rate was 56.9% in the third quarter versus 59.5% during the second quarter due primarily to the continued weakness in the economy; and,

•	Funded debt to EBITDA, calculated in accordance with Company’s revolving credit facility, was 4.7 to1 at September 30, 2009.
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Mobile Mini, Inc. News Release	Page 2
November 4, 2009
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “During this protracted economic downturn, we are measuring our progress by our ability to preserve margins, generate free cash flow, pay down debt, and maintain price stability. All of these objectives were accomplished. Despite lower lease and sales revenues, we have maintained our margins by continuing to take costs out of our business. This has included converting full-service branches into low cost operational yards, one of which was converted during the third quarter. Since December 2008, we have cut over 850 positions or approximately 35% of our workforce. Other ongoing expense reduction activities include divesting idle equipment, renegotiating property leases, and tightening our procurement processes. Since the close of the second quarter of this year, we’ve cut another 3.5% or $1.7 million in selling, general and administrative expenses.”
He continued, “In the third quarter of 2009, our seventh consecutive quarter of free cash flow, excluding the Mobile Storage Group (MSG) acquisition, we generated free cash flow of $21.9 million, bringing the year-to-date total to $70.2 million. This represents a $55.4 million improvement over the first nine months of 2008. As was the case in the first six months, third quarter capital expenditures were again less than net proceeds generated from the sale of units from the fleet, at an impressive 34.5% gross sales margin, as well as from sales of excess property, plant and equipment. In the third quarter, we paid down $29.2 million of our debt. Our ability to preserve pricing in an extremely difficult business environment, is, as always, due to our highly differentiated and superior products, our diverse customer base, and because of our sales and marketing driven culture.”
Reviewing Mobile Mini’s business development and optimization programs, Mr. Bunger noted, “We are covering all our bases so that when the economy turns, we will be in the best possible position to resume the profitable growth that has been our corporate legacy. From a customer service perspective, our customers have rated Mobile Mini with a best in class customer loyalty Net Promoter Score. We are applying Lean6Sigma to eliminate waste and inefficiencies. Another priority is logistics optimization for our transportation fleet and inventory. To improve the effectiveness of our salesforce, we recently migrated to a premier customer relationship management tool. With regard to advertising and marketing, we are reducing print advertising costs and are relying more on various methods of internet advertising. Finally, we will enter three new markets in the coming months through low cost greenfield operational yards. These new markets will be in Omaha, NE, Norfolk, VA and Washington, D.C. The relocation of existing fleet to these locations should enhance utilization.”
On the subject of European operations, Mr. Bunger pointed out, “Despite the difficult economic environment, we have made significant progress in the U.K., a less developed portable storage market than North America, but where economies of scale have produced a third quarter improvement in EBITDA margins from the second quarter, along with gains in lease revenues.”
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Mobile Mini, Inc. News Release	Page 3
November 4, 2009
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “Third quarter capital expenditures of $9.0 million were once again primarily for property, plant and equipment, IT, and locking systems for, and rebranding of, the MSG lease fleet. The approximately $9.1 million we received in proceeds from the sale of fleet, and excess property, plant and equipment, more than offset those expenditures. In comparison, for the first nine months of 2008, net capital expenditures were $49.7 million. With net capital proceeds of $1.6 million in the first nine months of the year, and expectations of low capex requirements for the remainder of the year, it now appears that net capex should come in at less than $5 million, well below our previous estimate of $10 million. Year-to-date, we have paid down $63.5 million of debt, which would have been $73.9 million, exclusive of foreign exchange. Since closing the MSG transaction in late June 2008, a total of $113.0 million of net debt has been paid down. As a result of reduced borrowings and lower interest rates, comparable third quarter interest expense has been reduced. Our balance sheet remains strong and flexible with $326.3 million of borrowing availability under our $900 million revolving credit facility and we have no refinancing requirements prior to 2013.”
He concluded, “During this economic downturn, we have and will continue to streamline our organization and operations as we strive to achieve comparable quarter EBITDA margin improvements and generate free cash flow.”
EBITDA, EBITDA margin and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found later in this release.
Conference Call
Mobile Mini will host a conference call today, Wednesday, November 4, 2009 at 12 noon ET to review these results. To listen to the call live, dial 706-679-0885 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation which will accompany the call will be posted at www.mobilemini.com on the Investors Section and will be available after the call. We will also post the method of reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 260,000 portable storage and office units with 91 branches and 27 operational yards in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding free cash flow, ability to reduce costs and capital expenditures, increase utilization, maintain margin improvements and pay down debt, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
November 4, 2009
Mobile Mini, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2009	2009	2008	2008

	GAAP	Non-GAAP (1)	GAAP	Non-GAAP (1)

Revenues:
Leasing	$82,098	$82,098	$119,323	$119,323
Sales	9,493	9,493	12,528	12,528
Other	495	495	901	901

Total revenues	92,086	92,086	132,752	132,752

Cost of sales	6,220	6,220	8,571	8,571
Leasing, selling and general expenses	47,355	47,355	68,466	68,466
Integration, merger and restructuring expenses (2)	1,532	—	6,059	—
Depreciation and amortization	9,227	9,227	9,705	9,705

Total costs and expenses	64,334	62,802	92,801	86,742

Income from operations	27,752	29,284	39,951	46,010

Other income (expense):
Interest income	23	23	7	7
Interest expense	(14,595)	(14,595)	(18,022)	(18,022)
Foreign currency exchange	(13)	(13)	(45)	(45)

Income before provision for income taxes	13,167	14,699	21,891	27,950
Provision for income taxes	5,047	5,608	8,615	10,814

Net income	8,120	9,091	13,276	17,136
Earnings allocable to preferred stock	(1,615)	(1,808)	(2,650)	(3,431)

Net income available to common stockholders	$6,505	$7,283	$10,626	$13,705

Earnings per share:
Basic	$0.19	$0.21	$0.31	$0.40

Diluted	$0.19	$0.21	$0.31	$0.40

Weighted average number of common and common share equivalents outstanding:
Basic	34,464	34,464	34,174	34,174

Diluted	43,416	43,416	43,257	43,257

EBITDA	$36,989	$38,521	$49,618	$55,677

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release November 4, 2009	Page 5
Mobile Mini, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands except per share data)/(includes effects of rounding)

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2009	2008	2008

	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)

Revenues:
Leasing	$256,011	$256,011	$262,208	$262,208
Sales	29,411	29,411	28,451	28,451
Other	1,752	1,752	1,719	1,719

Total revenues	287,174	287,174	292,378	292,378

Costs and expenses:
Cost of sales	19,709	19,709	19,562	19,562
Leasing, selling and general expenses	148,002	148,002	155,732	155,732
Integration, merger and restructuring expenses (2)	9,375	—	17,668	—
Depreciation and amortization	29,914	29,914	21,121	21,121

Total costs and expenses	207,000	197,625	214,083	196,415

Income from operations	80,174	89,549	78,295	95,963

Other income (expense):
Interest income	29	29	69	69
Interest expense	(44,802)	(44,802)	(30,586)	(30,586)
Foreign currency exchange	(88)	(88)	(53)	(53)

Income before provision for income taxes	35,313	44,688	47,725	65,393
Provision for income taxes	13,500	17,043	18,930	25,568

Net income	21,813	27,645	28,795	39,825
Earnings allocable to preferred stock	(4,344)	(5,506)	(2,690)	(3,530)

Net income available to common stockholders	$17,469	$22,139	$26,105	$36,295

Earnings per share:
Basic	$0.51	$0.64	$0.77	$1.06

Diluted	$0.51	$0.64	$0.77	$1.06

Weighted average number of common and common share equivalents outstanding:
Basic	34,400	34,400	34,124	34,124

Diluted	43,171	43,171	37,512	37,512

EBITDA	$110,029	$119,404	$99,432	$117,100

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 6
November 4, 2009

	Non-GAAP Reconciliation to Nearest			Non-GAAP Reconciliation to Nearest
	Comparable GAAP Measure			Comparable GAAP Measure
	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration,			Integration,
		merger and			merger and
	Non-GAAP	restructuring		Non-GAAP	restructuring
	(1)	expenses (2)	GAAP	(1)	expenses (2)	GAAP

Revenues	$92,086	$—	$92,086	$132,752	$—	$132,752
EBITDA	$38,521	$(1,532)	$36,989	$55,677	$(6,059)	$49,618
EBITDA margin	41.8%	-1.6%	40.2%	41.9%	-4.5%	37.4%
Operating income (loss)	$29,284	$(1,532)	$27,752	$46,010	$(6,059)	$39,951
Operating income margin	31.8%	-1.7%	30.1%	34.7%	-4.6%	30.1%
Pre tax income (loss)	$14,699	$(1,532)	$13,167	$27,950	$(6,059)	$21,891
Net income (loss)	$9,091	$(971)	$8,120	$17,136	$(3,860)	$13,276
Diluted earnings (loss) per share	$0.21	$(0.02)	$0.19	$0.40	$(0.09)	$0.31

	Non-GAAP Reconciliation to Nearest			Non-GAAP Reconciliation to Nearest
	Comparable GAAP Measure			Comparable GAAP Measure
	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration,			Integration,
		merger and			merger and
	Non-GAAP	restructuring		Non-GAAP	restructuring
	(1)	expenses (2)	GAAP	(1)	expenses (2)	GAAP
Revenues	$287,174	$—	$287,174	$292,378	$—	$292,378
EBITDA	$119,404	$(9,375)	$110,029	$117,100	$(17,668)	$99,432
EBITDA margin	41.6%	-3.3%	38.3%	40.1%	-6.1%	34.0%
Operating income (loss)	$89,549	$(9,375)	$80,174	$95,963	$(17,668)	$78,295
Operating income margin	31.2%	-3.3%	27.9%	32.8%	-6.0%	26.8%
Pre tax income (loss)	$44,688	$(9,375)	$35,313	$65,393	$(17,668)	$47,725
Net income (loss)	$27,645	$(5,832)	$21,813	$39,825	$(11,030)	$28,795
Diluted earnings (loss) per share	$0.64	$(0.13)	$0.51	$1.06	$(0.29)	$0.77

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 7
November 4, 2009
This press release includes the financial measures “EBITDA”, “EBITDA margin” and “free cash flow”. These measurements may be deemed a “non-GAAP financial measure” under rules of the Securities and Exchange Commission, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and that it provides an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.
Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.
A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding:

Mobile Mini, Inc. News Release	Page 8
November 4, 2009

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Reconciliation of EBITDA to net cash provided by operating activities:

EBITDA	$36,989	$49,618	$110,029	$99,432
Interest paid	(15,722)	(9,354)	(43,424)	(16,344)
Income and franchise taxes paid	(92)	(59)	(964)	(488)
Provision for restructuring	(102)	—	(102)	—
Share-based compensation expense	1,825	1,541	5,106	3,905
Gain on sale of lease fleet units	(3,026)	(3,001)	(8,805)	(6,095)
(Gain) loss on disposal of property, plant and equipment	(36)	437	—	466
Changes in certain assets and liabilities, net of effect of business acquired:
Receivables	2,330	(82)	19,893	(2,347)
Inventories	1,149	3,085	2,788	(485)
Deposits and prepaid expenses	688	337	3,123	1,237
Other assets and intangibles	(228)	(235)	(669)	(136)
Accounts payable and accrued liabilities	(1,986)	(19,242)	(18,350)	(14,559)

Net cash provided by operating activities	$21,789	$23,045	$68,625	$64,586

Reconciliation of net income to EBITDA:
Net income	$8,120	$13,276	$21,813	$28,795
Interest expense	14,595	18,022	44,802	30,586
Provision for income taxes	5,047	8,615	13,500	18,930
Depreciation and amortization	9,227	9,705	29,914	21,121

EBITDA	$36,989	$49,618	$110,029	$99,432

Reconciliation of free cash flow:
Net cash provided by operating activities	$21,789	$23,045	$68,625	$64,586
Net cash provided by (used in) investing activities,	76	(19,407)	1,595	(49,746)
excluding acquisitions

Free cash flow	$21,865	$3,638	$70,220	$14,840

Mobile Mini, Inc. News Release	Page 9
November 4, 2009
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in thousands except per share data)/(includes effects of rounding)

	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Cash	$1,741	$3,184
Receivables, net	42,214	61,424
Inventories	23,148	26,577
Lease fleet, net	1,060,668	1,078,156
Property, plant and equipment, net	85,366	88,509
Deposits and prepaid expenses	10,209	13,287
Other assets and intangibles, net	28,693	35,063
Goodwill	513,144	492,657

Total assets	$1,765,183	$1,798,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$13,855	$21,433
Accrued liabilities	69,463	86,214
Lines of credit	493,306	554,532
Notes payable	186	1,380
Obligations under capital leases	4,415	5,497
Senior notes, net	346,349	345,797
Deferred income taxes	150,160	134,786

Total liabilities	1,077,734	1,149,639

Commitments and contingencies
Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and outstanding at September 30, 2009 and December 31, 2008, respectively, stated at its liquidity preference values	153,990	153,990

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 37,693 issued and 35,518 outstanding at September 30, 2009 and 37,489 issued and 35,314 outstanding at December 31, 2008, respectively	377	375
Additional paid-in capital	334,671	328,696
Retained earnings	264,749	242,935
Accumulated other comprehensive loss	(27,038)	(37,478)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	533,459	495,228

Total liabilities and stockholders’ equity	$1,765,183	$1,798,857

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com
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